Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

October 21, 2026

CITI BOARD ELECTS JAMES FLANAGAN TO

BOARD OF DIRECTORS

New York, NY – Citi’s Board of Directors today announced that it has elected James (Jim) Flanagan as a new independent director, with service commencing immediately.

Citi Chair and CEO Jane Fraser said, “Throughout his career, Jim has helped organizations navigate change, strengthen performance and create long-term value, with a deep appreciation for the importance of putting clients at the center of every decision. At a time when the opportunities and challenges facing our industry are increasingly interconnected, Jim’s deep experience across risk, operations, technology and accounting will bring valuable perspective to our Board. We are delighted to welcome him to Citi.”

James Flanagan

Jim spent nearly 40 years at PricewaterhouseCoopers (PwC), rising from audit partner to regional and national practice leader before serving as Chief Operating Officer and Vice Chairman from 2014 to 2021. In this role, he was responsible for all aspects of the firm’s U.S. operations, including human resources, information technology, finance, real estate, and risk and regulatory matters, and he led significant operational changes and cost restructuring that drove substantial profitability improvements.

Earlier in his career, Jim led PwC’s U.S. Financial Services practice, a $4 billion business spanning audit, consulting, and tax services for banking, insurance, and asset management clients, successfully navigating the firm and its clients through the 2008 financial crisis while growing market share. He also built and led PwC’s Transaction Services practice, first in the Midwest and later nationally, becoming a recognized expert in sell-side diligence and establishing IPO readiness, valuation, and capital markets offerings.

Jim currently serves on the boards of Integer Holdings Corporation (NYSE: ITGR), a medical device contract development and manufacturing organization, where he is a member of the Audit and Technology Strategy Committees, and Cyabra, Inc. (NASDAQ: CYAB), an AI-powered analytics company, where he chairs the Audit Committee and serves on the Compensation and Nominating and Governance Committees. He previously served as a board member and Audit Committee Chair of Belami Ecommerce from 2022 to 2025.

Jim holds a B.A. in Accounting from Long Island University and is a Certified Public Accountant. He is active in several charitable organizations, including Hockey Helps, Inc., which he founded, and the Ronald McDonald House, where he recently completed a term as Board Chairman.

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About Citi

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

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